Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-287138 and 333-287848) and Form S-8 (Nos. 333-262903 and 333-264871) of The Oncology Institute, Inc. (the “Company”) of our reports dated March 12, 2026, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Costa Mesa, California
March 12, 2026